                                   EXHIBIT 8

                    OPINION OF DELOITTE & TOUCHE LLP AS TO
                     CERTAIN FEDERAL AND CALIFORNIA STATE
                               TAX CONSEQUENCES

June 17, 1996



The Board of Directors
ValliCorp Holdings, Inc.
8405 N. Fresno Street, Third Floor
Fresno, California  93720

Gentlemen:

You have requested our opinion regarding certain U.S. federal income and California franchise tax consequences of the proposed merger of Auburn Bancorp ("Auburn") with and into ValliCorp Holdings, Inc. ("ValliCorp") (the "Auburn Merger"), and the proposed merger of The Bank of Commerce ("TBOC") with and into ValliWide Bank ("VWB") (the "Bank Merger"). (Hereinafter, the Auburn Merger and the Bank Merger are referred to collectively as the "Mergers".)

In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us in the Statements of Facts and Representations letters dated June 14, 1996 provided by the management of ValliCorp, VWB, Auburn and TBOC; the Agreement and Plan of Reorganization dated March 27, 1996 between ValliCorp Holdings, Inc. and Auburn Bancorp ("Agreement"); and the Registration Statement (the May 31, 1996 draft of Form S-4) for the Proxy Statement of Auburn and the Prospectus of ValliCorp Holdings, Inc., to be filed on or about July 15, 1996 (These are sometimes hereinafter referred to collectively as "Documents.")

FACTS

Auburn is a business corporation duly organized under laws of the State of California, and is a registered bank holding company within the meaning of the Federal Bank Holding Company Act of 1956, as amended. Auburn had authorized capital stock consisting of 10,000,000 shares of no par common stock and 10,000,000 of preferred stock. 1,004,955 shares of Auburn common stock were issued and outstanding as of March 31, 1996, and held by approximately 459 shareholders. No shares of Auburn preferred stock were issued and outstanding as of March 31, 1996. Additionally, Auburn has authorized or reserved 389,497 shares for issuance under its Stock Option Plans, pursuant to which options covering 124,011 shares of Auburn common stock were outstanding as of March 31, 1996. Auburn is not traded on any national exchange or on NASDAQ but is traded over the counter. One individual owns, directly or constructively, approximately six percent of the stock.

TBOC is a national banking association, duly organized under the laws of the United States of America, engaged principally in the banking business. As of March 31, 1996, the authorized capital stock of TBOC consists of 337,500 shares of common stock, 250,000 of which are outstanding. TBOC is a wholly-owned subsidiary of Auburn. Auburn and TBOC file a federal consolidated income tax return.

ValliCorp is a business corporation duly organized under the laws of the State of Delaware, and is a registered bank holding company within the meaning of the Federal Bank Holding Company Act of 1956, as amended. ValliCorp has authorized capital stock consisting of 40,000,000 shares of $.01 par value common stock and 5,000,000 shares of $.01 par value preferred stock, of which 13,309,353 common shares are currently issued and outstanding as of March 31, 1996. In addition to the capital stock, convertible debentures are outstanding which are convertible into approximately 161,200 shares of common stock as of March 31, 1996. ValliCorp is traded on the NASDAQ exchange; the outstanding shares are held by

June 17, 1996
The Board of Directors
Page 2


approximately 3,763 shareholders. The directors of ValliCorp collectively own 1,296,225 shares of common stock and 93,271 shares of convertible debentures as of March 31, 1996.

ValliCorp is the parent corporation of an affiliated group of corporations filing a Federal consolidated income tax return. A chart of the corporations expected to be included in ValliCorp's 1996 consolidated return is attached as Exhibit A. The principal subsidiary of ValliCorp is VWB, a California state banking corporation duly organized under the laws of California. As of March 31, 1996, the authorized capital stock of VWB consists of 6,000,000 shares of common stock, 50 of which are outstanding.

  BUSINESS REASONS FOR THE MERGERS
  --------------------------------

  The ValliCorp Board of Directors believes the Mergers offer potential for achieving cost savings, earnings growth and the ability to compete more effectively in its target market area. The cost savings are expected to be achieved through personnel reductions and consolidation and elimination of selected administrative, data processing and other overhead functions.

  As discussed in the Proxy Statement--Prospectus under the caption "Reasons for the Merger and Recommendation of the Board of Directors," the Auburn Board of Directors "expects the surviving company to be stronger in terms of management, growth opportunities and profitability than either institution at present."

  THE PROPOSED TRANSACTIONS
  -------------------------

  Pursuant to the Agreement and after all necessary regulatory and shareholder approvals have been granted, there will be the merger of Auburn with and into ValliCorp (i.e., the Auburn Merger) in accordance with all applicable provisions of Delaware law. At the Effective Time of the Auburn Merger, the separate existence of Auburn shall cease and ValliCorp shall thereafter continue as the surviving corporate entity under the name ValliCorp.

  In the Auburn Merger, ValliCorp will acquire all of the assets and assume all of the liabilities of Auburn. As a result of the Auburn Merger, each issued and outstanding share of Auburn shall be converted into the right to receive
  0.8209 (the "Conversion Ratio") shares of ValliCorp common stock. Each share of the issued and outstanding Auburn common stock shall cease to be outstanding. The Conversion Ratio may be subject to a downward adjustment in order to limit the maximum number of ValliCorp shares which will be issued on the exchange pursuant to Article 2.1(b) of the Agreement. In the event of any dilution of ValliCorp shares prior to the Effective Time, appropriate adjustments will be made to the conversion ratio and the maximum number of ValliCorp shares to be issued in the exchange pursuant to Article 2.1(c).

  Article 2.1(c) of the Agreement also provides that if there is a "Triggering of the Rights" as defined therein, the consideration received by the Auburn shareholders would be adjusted to include "Rights Securities," which are defined as preferred stock, cash or other assets.

  At and as of the Effective Time, ValliCorp shall assume each and every outstanding option to purchase shares of Auburn Common Stock ("Auburn Stock Option") and all obligations of Auburn under the Auburn Stock Plans. Each and every Auburn Stock Option so assumed by ValliCorp under

June 17, 1996
The Board of Directors
Page 3


  the Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Auburn Stock Plans and in the other documents governing such Auburn Stock Option immediately prior to the Effective Time, except that: (i) such Auburn Stock Option shall be exercisable for that number of whole shares of ValliCorp Common Stock equal to the product of (A) the number of shares of Auburn Common Stock that were purchasable under such Auburn Stock Option immediately prior to the Effective Time multiplied by (B) the Conversion Ratio, rounded down to the nearest whole number of shares of ValliCorp Common Stock; and (ii) the per share exercise price for the shares of ValliCorp Common Stock issuable upon exercise of such Auburn Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of Auburn Common Stock at which such Auburn Stock Option was exercisable immediately prior to the Effective Time by (B) the Conversion Ratio.

  No fractional shares will be issued. Any shareholder who would be entitled to receive a fraction of a share of ValliCorp common stock shall receive in lieu thereof, cash in an amount equal to such fractional part of a share multiplied by the Average Closing Price of ValliCorp common stock. The Average Closing Price shall be the daily closing prices of a share of ValliCorp Common Stock reported on the NASDAQ during the period of five consecutive trading days (whether or not there were any trades in ValliCorp Common Stock) ending at the end of the third trading day immediately preceding the Effective Time.

  By following certain statutory procedures, shareholders of Auburn may exercise dissenter's rights entitling them to receive in cash the value of their respective Auburn common stock in lieu of receiving ValliCorp common stock in the Auburn Merger.

  At the Effective Time or as soon thereafter as practicable, ValliCorp will cause TBOC to merge with and into VWB (i.e., the Bank Merger). The separate existence of TBOC shall cease and VWB shall thereafter continue as the surviving bank.

  Pursuant to the Bank Merger, VWB will acquire all the assets and assume all the liabilities of TBOC. As a result of the Bank Merger, each share of the issued and outstanding TBOC common stock shall cease to be outstanding. No stock shall be issued in the Bank Merger.

  REPRESENTATIONS

  AUBURN MERGER
  -------------

  In ValliCorp's letter dated June 14, 1996, the following representations of fact were made regarding the Auburn Merger:

     1. The Auburn Merger will qualify as a statutory merger under the laws of Delaware and California.

     2. ValliCorp has no plan or intention to reacquire any of its stock issued in the proposed Auburn Merger.

June 17, 1996
The Board of Directors
Page 4


     3. ValliCorp has no plan or intention to sell, exchange or otherwise dispose of the stock of VWB.

     4. Following the transaction, ValliCorp will continue Auburn's historic business or use a significant portion of Auburn's historic business assets in a business.

     5. The fair market value of the ValliCorp common stock to be received by each shareholder of Auburn common stock will be approximately equal to the fair market value of the Auburn common stock surrendered in the transaction.

     6. ValliCorp has no plan or intention to sell or otherwise dispose of any of the assets of Auburn acquired in the transaction, except for the disposition of the stock of TBOC in its merger with and into VWB and dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (Code).

     7. ValliCorp will pay its own expenses, if any, incurred in connection with the transaction, except upon the occurrence of certain events which cause the termination of the Merger as set forth in the Agreement and Plan of Reorganization, dated March 27, 1996.

     8. There is no intercorporate indebtedness existing between ValliCorp and Auburn that was issued, acquired, or will be settled at a discount.

     9. ValliCorp is not an investment company defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     10. The payment of cash in lieu of fractional shares of ValliCorp common stock is solely for the purposes of avoiding the expense and inconvenience to ValliCorp of issuing fractional shares and does not represent separately bargained for consideration. The total consideration that will be paid in the transaction to the Auburn shareholders instead of issuing fractional shares of ValliCorp will not exceed one percent of the total consideration that will be issued in the transaction to the Auburn shareholders in exchange for their shares of Auburn common stock. The fractional share interest of each Auburn shareholder will be aggregated, and no Auburn shareholder will receive cash in an amount equal to or greater than the value of one full share of ValliCorp common stock.

  In Auburn's letter dated June 14, 1996, the following representations of fact were made regarding the Auburn Merger:

     1. The Auburn Merger will qualify as a statutory merger under the laws of Delaware and California.

     2. The fair market value of the ValliCorp common stock to be received by each shareholder of Auburn common stock will be approximately equal to the fair market value of the Auburn common stock surrendered in the transaction.

June 17, 1996
The Board of Directors
Page 5


     3. To the best of knowledge of management of Auburn, none of the shareholders of Auburn have a plan or intention to sell, exchange, or otherwise dispose of a number of shares of ValliCorp common stock to be received in the transaction that will reduce their ownership to a number of shares having a value, as of the date of the transaction, of less than fifty percent of the value of all of the formerly outstanding stock of Auburn as of the same date. For purposes of this representation, any shares of Auburn common stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of ValliCorp common stock, will be treated as outstanding Auburn common stock on the date of the transaction. Moreover, shares of Auburn common stock and shares of ValliCorp common stock held by former Auburn shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     4. The fair market value of the assets of Auburn to be transferred to ValliCorp will equal or exceed the sum of the liabilities assumed by ValliCorp plus the amount of liabilities, if any, to which the transferred assets are subject.

     5. The liabilities of Auburn assumed by ValliCorp and any liabilities to which the transferred assets of Auburn are subject were incurred by Auburn in the ordinary course of its business.

     6. Auburn and the Auburn Shareholders will each pay their respective expenses, if any, incurred in connection with the transaction, except upon the occurrence of certain events which cause the termination of the Merger as set forth in the Agreement and Plan of Reorganization, dated March 27, 1996.

     7. There is no intercorporate indebtedness existing between ValliCorp and Auburn that was issued, acquired, or will be settled at a discount.

     8. Auburn is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     9. Auburn is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     10. None of the compensation received by any shareholder-employees of Auburn will be separate consideration for, or allocable to, any of their shares of Auburn stock; none of the shares of ValliCorp stock received by any Auburn shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Auburn shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.

June 17, 1996
The Board of Directors
Page 6


  BANK MERGER
  -----------

  In ValliCorp's letter dated June 14, 1996, the following representations of fact were made regarding the Bank Merger:

     1. The Bank Merger will qualify as a statutory merger under the laws of California and the United States.

     2. Following the transaction, VWB will continue TBOC's historic business or use a significant portion of TBOC's historic business assets in a business.

     3. VWB has no plan or intention to sell or otherwise dispose of any of the assets of TBOC acquired in the merger of TBOC with and into VWB, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     4. ValliCorp has no plan or intention to sell or otherwise dispose of the stock of VWB following its merger with TBOC.

     5. ValliCorp and VWB will pay their own expenses, if any, incurred in connection with the transaction, except upon the occurrence of certain events which cause the termination of the Merger as set forth in the Agreement and Plan of Reorganization, dated March 27, 1996.

     6. There is no intercorporate indebtedness existing between TBOC and VWB that was issued, acquired, or will be settled at a discount.

     7. VWB is not an investment company defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

  In Auburn's letter dated June 14, 1996, the following representations of fact were made regarding the Bank Merger:

     1. The Bank Merger will qualify as a statutory merger under the laws of California and the United States.

     2. The liabilities of TBOC to be assumed by VWB and the liabilities to which transferred assets of TBOC are subject were incurred by TBOC in the ordinary course of its business.

     3. TBOC will pay its own respective expenses, if any, incurred in connection with the transaction, except upon the occurrence of certain events which cause the termination of the Merger as set forth in the Agreement and Plan of Reorganization, dated March 27, 1996.

     4. There is no intercorporate indebtedness existing between TBOC and VWB that was issued, acquired, or will be settled at a discount.

June 17, 1996
The Board of Directors
Page 7


     5.   TBOC is not an investment company as defined in Section
          368(a)(2)(F)(iii) and (iv) of the Code.

     6. TBOC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     7. The fair market value of the assets of TBOC to be transferred to VWB will equal or exceed the sum of the liabilities to be assumed by VWB plus the amount of liabilities, if any, to which the transferred assets are subject.

     8. The total adjusted basis of the assets of TBOC transferred to VWB will equal or exceed the sum of the liabilities to be assumed by VWB plus the amount of liabilities, if any, to which the transferred assets are subject.


  APPLICABLE LAW

  Section 368(a)(1)(A) of the Code provides that a reorganization includes a statutory merger or consolidation. Section 1.368-2(b)(1) of the Income Tax Regulations (Regulations) provides that in order to qualify as a reorganization under Section 368(a)(1)(A), the Auburn Merger and the Bank Merger must be mergers effected pursuant to the applicable state or Federal corporation laws. A statutory merger occurs wherein one party (the surviving corporation) to the transaction absorbs the other party whose corporate existence ceases. The management of ValliCorp, VWB, Auburn and TBOC have represented that the Auburn Merger and the Bank Merger will qualify as statutory mergers under the laws of Delaware and California, and California and the United States, respectively.

  Sections 1.368-1(b) and Section 1.368-2(g) of the Regulations provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

          (i)    "continuity of interest" must be present,

          (ii)   "continuity of business enterprise" must exist, and

          (iii) the transaction must be undertaken for reasons pertaining to the continuance of the business of a corporation which is a party to the transaction.

  Under Section 1.368-1(b) of the Regulations, there must be a continuing interest on the part of those shareholders who, directly or indirectly, were the shareholder of the enterprise prior to the reorganization. Rev. Proc. 77-37, 1977-2 C.B. 568 provides that the "continuity of interest" requirement of
  Section 1.368-1(b) is satisfied if the former shareholders of the acquired corporation own, as a result of the transaction, stock in the acquiring corporation having a value equal to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. It is not necessary that each shareholder of the acquired corporation receive in the exchange stock of the acquiring corporation, which is equal in value to at least 50% of the value of his/her former stock interest in the acquired corporation, so long as one or more of the shareholders of the

June 17, 1996
The Board of Directors
Page 8


  acquired corporation have a continuing interest through stock ownership in the acquiring corporation which is, in the aggregate, equal in value to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation. Sales, redemption, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as of the effective date of the reorganization.

  It has been represented that to the best of the knowledge of management of Auburn, none of the shareholders of Auburn have a plan or intention to sell, exchange, or otherwise dispose of a number of shares of ValliCorp common stock to be received in the transaction that will reduce their ownership to a number of shares having a value, as of the date of the transaction, of less than fifty percent of the value of all of the formerly outstanding stock of Auburn as of the same date. For purposes of this representation, any shares of Auburn common stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of ValliCorp common stock, will be treated as outstanding Auburn common stock on the date of the transaction. Moreover, shares of Auburn common stock and shares of ValliCorp common stock held by former Auburn shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

  It has also been represented that ValliCorp has no plan or intention to sell, exchange or otherwise dispose of the stock of VWB following the merger with TBOC. Accordingly, the continuity of interest requirement will be met for both the Auburn Merger and the Bank Merger.

  Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d)) is a requisite to reorganization. Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. It has been represented that following the transaction, ValliCorp will continue Auburn's historic business or use a significant portion of Auburn's historic business assets in a business and VWB will continue TBOC's historic business or use a significant portion of TBOC's historic business assets in a business.

  According to Rev. Rul. 85-198, 1985-2 C.B. 120, the continuity of business enterprise requirement of Section 1.368-1(d) of the Regulations is satisfied when the business of a former subsidiary of a merged bank holding company is carried on in the same manner and form indirectly, through a second tier subsidiary, of the surviving bank holding company. Though the facts are slightly different in this case as TBOC will merge into VWB instead of operating as a second tier subsidiary of ValliCorp, TBOC's operations will continue to be carried on indirectly through VWB. Accordingly, the continuity of business enterprise requirement will be met for both the Auburn Merger and the Bank Merger.

  Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As previously mentioned under the caption "Business Reasons for the Mergers," the ValliCorp Board of Directors believes the Mergers offer potential for achieving cost savings, earnings growth and the ability to compete more effectively in its target market area. The Auburn Board of Directors expects the Mergers to result in a company which is stronger in terms of management, growth opportunities

June 17, 1996
The Board of Directors
Page 9


  and profitability than either institution before the Mergers. Accordingly, the Mergers each satisfy the business purpose requirement as set forth in the Regulations.

  Based on the analysis set forth above, the Auburn Merger and the Bank Merger will qualify as reorganizations described in Section 368(a)(1)(A) of the Code.

  Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, pursuant to a plan of reorganization, solely for stock or securities in another corporation who also is a party to the reorganization.

  Section 361(b) of the Code provides that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities permitted by Section 361(a) to be received without the recognition of gain, but also other property or money, then if the corporation receiving such other property or money distributes it in pursuance of the plan or reorganization, no gain to the corporation will be recognized from the exchange.

  Section 357(a) of the Code provides that if the taxpayer receives property which would be permitted to be received under Section 361 without the recognition of gain if it were the sole consideration, and as part of the consideration, another party to the exchange assumes a liability of the taxpayer, or acquires from the taxpayer property subject to a liability, then such assumption or acquisition shall not be treated as money or other property, and will not prevent the exchange from being within the provisions of Section 361.

  Section 357(c) of the Code provides that in an exchange of property described under Section 368(a)(1)(D)/1/, if the sum of the liabilities assumed plus the amount of the liabilities to which the property is subject, exceeds the basis of the property transferred pursuant to the exchange, then such excess shall be considered gain from the sale of a capital asset or of property which is not a capital asset, as the case may be.

  Section 368(b)(2) of the Code provides that, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, the term "a party to a reorganization" includes both corporations.

  Because Auburn and ValliCorp are each a party to a reorganization and the cash for dissenters, if any, will be distributed pursuant to the Agreement, no gain or loss will be recognized to Auburn on the

  _________________________

  /1/ Section 368(a)(1)(D) provides that a reorganization includes a transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more or its shareholders is in control of the corporation to which the assets are transferred; but only if, pursuant to the plan, stock or securities of the corporation to which the assets are transferred are distributed in a transaction which qualifies under Section 354, 355, or 356. Section 354(a)(1) provides that no gain or loss will be recognized if stock or securities in a corporation a party to a reorganization are, pursuant to the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Section 354(b)(1) states, in part, that the receipt of stock in an exchange pursuant to a reorganization with the meaning of Section 368(a)(1)(D) does not give rise to gain or loss where the corporation to which the assets are transferred acquires substantially all of the properties of the transferor. In the Bank Merger, VWB will acquire all the assets of TBOC and ValliCorp will be in control of TBOC and VWB, thus, the transaction may also qualify as a reorganization under Section 368(a)(1)(D).

June 17, 1996
The Board of Directors
Page 10


  transfer of its property to ValliCorp in exchange for ValliCorp common stock and cash for dissenters, if any, in the Auburn Merger. In Rev. Rul. 70-240, 1970-1 C.B. 81, the Internal Revenue Service held that the transfer of property by one corporation, X, to another, Y, where the stock of both corporations are owned 100% by one shareholder, B, is treated as a constructive issuance of Y stock. See also Rev. Rul. 75-383, 1975-2 C.B. 127. Further, because TBOC and VWB are each a party to a reorganization and the adjusted basis of the assets transferred will exceed the sum of the liabilities assumed, plus the liabilities to which the transferred assets are subject, no gain or loss will be recognized to TBOC on the transfer of its property in constructive exchange for VWB stock in the Bank Merger.

  Section 361(c)(1) of the Code provides that except as provided in Section 361(c)(2), no gain or loss is recognized to a corporation, which is a party to a reorganization, on the distribution to its shareholders of property pursuant to a plan of reorganization. Section 361(c)(2) provides that the general rule of Section 361(c)(1) does not apply if the corporation distributes property other than "qualified property." Qualified property includes stock in a corporation which is a party to the reorganization if such stock is received by the distributing corporation in the exchange. Because ValliCorp is a party to a reorganization, ValliCorp stock is qualified stock; thus, no gain or loss will be recognized by Auburn on the distribution of ValliCorp stock to the former Auburn shareholders pursuant to the Agreement. Because VWB is a party to a reorganization, the constructive VWB stock is qualified stock; thus, no gain or loss will be recognized by TBOC on the distribution of the constructive VWB stock to ValliCorp pursuant to the Agreement.

  Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Auburn will merge with and into ValliCorp in accordance with the Agreement. Accordingly, ValliCorp will not recognize any gain or loss as a result of the exchange of its stock for the property of Auburn. TBOC will merge with and into VWB. Accordingly, VWB will not recognize any gain or loss as a result of the constructive exchange of its stock for the property of TBOC.

  Section 362(b) of the Code provides that if property was acquired by a corporation in connection with a reorganization, the basis of such property is the same as it was in the hands of the transferor, increased in the amount of gain recognized to the transferor on such transfer. Because ValliCorp will receive property from Auburn in connection with a reorganization within the meaning of Section 368(a)(1)(A) and Auburn will recognize no gain or loss on the transfer, the basis of the assets received by ValliCorp will be the same as the basis of those assets in the hands of Auburn immediately prior to the Auburn Merger. Because VWB will receive property from TBOC in connection with a reorganization within the meaning of Section 368(a)(1)(A) and VWB will recognize no gain or loss on the transfer, the basis of the assets received by VWB will be the same as the basis of those assets in the hands of TBOC immediately prior to the Bank Merger.

  Section 1223(2) of the Code provides that, in determining the period for which the taxpayer has held property, however acquired, there shall be included the period for which such property was held by any other person, if such property has, for purposes of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in his hands as it would have had in the hands of such other person. Because the basis of the assets to be received by ValliCorp from Auburn will be the same as the basis of those assets in the hands of Auburn immediately prior to the transfer, the holding

June 17, 1996
The Board of Directors
Page 11


  period for the assets of Auburn to be received by ValliCorp will include the period during which such assets were held by Auburn. Because the basis of the assets to be received by VWB from TBOC will be the same as the basis of those assets in the hands of TBOC immediately prior to the transfer, the holding period for the assets of TBOC to be received by VWB will include the period during which such assets were held by TBOC.

  Section 354(a)(1) of the Code provides that no gain or loss is recognized if stock or securities in a corporation a party to a reorganization are, pursuant to the plan of reorganization, exchanged solely for stock or securities of another corporation a party to the reorganization. Because Auburn shareholders will receive solely common stock of ValliCorp/2/, the shareholders of Auburn will recognize no gain or loss on the exchange of their Auburn stock for ValliCorp stock. Because ValliCorp will be treated as constructively receiving solely VWB stock, ValliCorp will recognize no gain or loss on the constructive exchange of TBOC stock for VWB stock.

  Section 358(a)(1) of the Code provides that, in the case of an exchange to which Section 354 or Section 356 applies, the basis of the property permitted to be received under Section 356 without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer,
  (ii) the amount of any money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by
  (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized on such exchange (not including any portion of such gain which was treated as a dividend).

  Because the Auburn Merger constitutes an exchange to which Section 354 of the Code applies, the basis of the ValliCorp common stock (including the fractional share interests that they would otherwise be entitled to receive) in the hands of the Auburn shareholders will be the same as the basis of the Auburn stock held immediately before the exchange under Section 358(a)(1).

  Because the Bank Merger constitutes an exchange to which Section 354 of the Code applies, the basis of the constructive VWB common stock in the hands of ValliCorp will be the same as the basis of the TBOC stock exchanged. Thus, ValliCorp's basis in the VWB stock will equal the basis of such stock held immediately prior to the Bank Merger, plus its basis in the TBOC stock canceled as a result of the Bank Merger.

  Section 1223(1) of the Code provides that, in determining the period for which the taxpayer has held a capital asset (as defined in Section 1221 or Section
  1231) received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in

  ________________________

  /2/ Under the Agreement, shareholders will receive only common stock unless a "Triggering of the Rights" occurs under Article 2.01(c). Such event would result in the Auburn shareholders receiving preferred stock, cash, or other assets. Since this event is very unlikely, our opinion will only address the receipt of common stock. If in fact such event occurs, the Auburn shareholders receiving cash or other assets will recognize gain to the extent of the cash and fair market value of the other property or the amount realized, whichever is less pursuant to Section 356. In addition, adjustments to basis of the property received will be required under Section 358. If a shareholder receives preferred stock under this provision, then no gain or loss will be recognized on the receipt of the preferred stock under Section 354.

June 17, 1996
The Board of Directors
Page 12


  its hands as the property exchanged. Because the basis of the ValliCorp common stock (including fractional share interests that they would otherwise be entitled to receive) held by the Auburn shareholders following the Auburn Merger will have the same basis as the Auburn stock exchanged, and provided the Auburn stock exchanged was a capital asset on the date of the exchange, the holding period of the ValliCorp common stock will include the period for which the Auburn stock was held. Because the basis of the VWB common stock constructively held by ValliCorp will have the same basis as the TBOC common stock, the holding period of ValliCorp in the VWB common stock constructively held will include the period for which the TBOC common stock was held, provided that such stock was a capital asset on the date of the exchange.

  Section 381(a)(2) of the Code provides that in the case of the acquisition of the assets of another corporation in a transfer to which Sections 361 and 368(a)(1)(A) apply, the acquiring corporation succeeds to and takes into account, as of the close of the day of such transfer, the items of the transferor described in Section 381(c), subject to the conditions and limitations specified in Section 381(b) and (c). Section 1.381(a)-1(a) of the Regulations provides that the items of the transferor described in Section 381(c), which the acquiring corporation succeeds to and takes into account are subject to the provisions and limitations specified in Sections 381, 382 and 383 and the Regulations thereunder. Because the Auburn Merger is a transaction to which Section 361 and Section 368(a)(1)(A) will apply, ValliCorp will succeed to and take into account the items of Auburn described in Section 381(c), subject to the conditions and limitations specified in Section 381(b) and (c). Because the Bank Merger is a transaction to which Section 361 and
  Section 368(a)(1)(A) will apply, VWB will succeed to and take into account the items of TBOC described in Section 381(c), subject to the conditions and limitations specified in Section 381(b) and (c).

  Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations provide that in the case of a transfer described in Section 381(a), the earnings and profits of the transferor corporation or deficit in earnings and profits, are deemed to have been received or incurred by the acquiring corporation as of the close of the date of the transfer, except that any deficit in earnings or profits of either the transferor or the transferee will be used only to offset earnings and profits accumulated after the date of the transfer. Because the merger of Auburn into ValliCorp will be a transfer described in Section 381(a), the earnings and profits, or deficit in earnings and profits, of Auburn will be deemed to have been received or incurred by ValliCorp as of the close of the date of the transfer, except that any deficit in earnings or profits of Auburn on the one hand, or ValliCorp on the other hand, will be used only to offset earnings and profits accumulated after the date of the transfer. Because the merger of TBOC with and into VWB will also be a transfer described in Section 381(a), the earnings and profits, or deficit in earnings and profits, of TBOC will be deemed to have been received or incurred by VWB as of the close of the date of the transfer, except that any deficit in earnings or profits of TBOC on the one hand, or VWB on the other hand, will be used only to offset earnings and profits accumulated after the date of the transfer.

  Rev. Rul. 66-365, 1966-1 C.B. 116, provides that cash received by a shareholder as part of a plan of reorganization under Section 368(a)(1)(A) of the Code, which is attributable to fractional shares of stock of the acquiring corporation, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. Under Section 302(a), such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed provided the redemption is not essentially equivalent to a dividend.

June 17, 1996
The Board of Directors
Page 13


  Rev. Proc. 77-41, 1977-2, C.B. 574, provides that the IRS will issue an advance ruling under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

  It has been represented that the payment of cash in lieu of fractional shares of ValliCorp stock is solely for the purpose of avoiding the expense and inconvenience to ValliCorp of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Auburn shareholders instead of issuing fractional shares of ValliCorp common stock will not exceed one percent of the total consideration that will be issued in the transaction to the Auburn shareholders in exchange for their shares of Auburn stock. The fractional share interests of each Auburn shareholder will be aggregated, and no Auburn shareholder will receive cash in an amount equal to or greater than the value of one full share of ValliCorp common stock.

  Accordingly, cash received by a shareholder of Auburn otherwise entitled to receive a fractional share of ValliCorp common stock in the exchange for Auburn common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by ValliCorp. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. The receipt of cash will result in gain or loss measured by the difference between the shareholder's basis of such fractional share interest exchanged and the cash received. Such gain or loss will be capital gain or loss to an Auburn shareholder, provided the Auburn shareholder's common stock was a capital asset in the shareholder's hand and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1.

  Section 302(b)(3) of the Code provides that if a redemption is in complete redemption of all of the stock of a corporation owned by a shareholder, such redemption shall be treated as a distribution in part or in full payment in exchange for such stock. In the proposed transaction, former shareholders of Auburn who dissent to the Auburn Merger will receive only that which is provided under the California Corporations Code. Accordingly, to the extent cash is received by a dissenting Auburn Shareholder, such cash will be treated as received by the Auburn shareholder as a distribution in redemption of the shareholder's stock subject to the provisions and limitations of Section 302.

  OPINION
  -------

  Based solely upon our review of the Documents, and provided the Auburn Merger will qualify as a statutory merger under the laws of Delaware and California, it is our opinion that the Federal income tax consequences will be as follows:

June 17, 1996
The Board of Directors
Page 14


  Auburn Merger:
  -------------

  (1) The merger of Auburn with and into ValliCorp with ValliCorp surviving, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Auburn and ValliCorp will each be a "party to a reorganization" within the meaning of Section 368(b).

  (2) No gain or loss will be recognized by Auburn upon the transfer of its assets to ValliCorp in exchange solely for ValliCorp common stock, cash for dissenters if any, and the assumption by ValliCorp of the liabilities of Auburn, provided any cash for dissenters is distributed to the dissenters (Sections 361(b), 357(a) and 357(c) of the Code).

  (3) No gain or loss will be recognized by Auburn upon the distribution of the ValliCorp common stock to the Auburn shareholders and cash to dissenters, if any (Section 361(c)(1) of the Code).

  (4) No gain or loss will be recognized to ValliCorp on receipt of the Auburn assets in exchange for ValliCorp common stock, and the assumption by ValliCorp of Auburn's liabilities (Section 1032(a) of the Code).

  (5) The basis of the assets of Auburn in the hands of ValliCorp will, in each case, be the same as the basis of those assets in the hands of Auburn immediately prior to the transaction (Section 362(b) of the Code).

  (6) The holding period of the property acquired by ValliCorp from Auburn will, in each case, include the holding period of such property in the hands of Auburn immediately prior to the reorganization (Section 1223(2) of the Code).

  (7) No gain or loss will be recognized by the shareholders of Auburn who receive solely ValliCorp common stock (including any fractional share interests to which they may be entitled) in exchange for their shares of Auburn common stock (Section 354(a)(1) of the Code).

  (8) The basis of ValliCorp common stock to be received by the shareholders of Auburn (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the common stock of Auburn surrendered in exchange therefore (Section 358(a)(1) of the Code).

  (9) The holding period of the ValliCorp common stock to be received by the shareholders of Auburn (including any fractional share interests to which they may be entitled) will include in each instance, the holding period during which the Auburn common stock surrendered in exchange therefore was held, provided that the stock was held as a capital asset on the date of the exchange (Section 1223(1) of the Code).

  (10) ValliCorp will succeed to and take into account those tax attributes of Auburn described in Section 381(c) of the Code pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations. These items will be taken into account by ValliCorp subject to the

June 17, 1996
The Board of Directors
Page 15


          conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

  (11) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, ValliCorp will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Auburn as of the date of transfer. Any deficit in the earnings and profits of ValliCorp or Auburn will be used only to offset the earnings and profits accumulated after the date of transfer.

  (12) The payment of cash in lieu of fractional share interest of ValliCorp common stock will be treated as if the fractional shares where distributed as part of the exchange and then were redeemed by ValliCorp. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, as provided in
          Section 302(a) of the Code.

  (13) There cash is received by a dissenting shareholder of Auburn, such cash will be treated as received by the dissenting shareholder as a distribution in redemption of the shareholder's Auburn stock, subject to the provisions and limitations of Section 302 of the Code.

  Bank Merger:
  -----------

  Based solely upon our review of the Documents, and provided the Bank Merger will qualify as a statutory merger under the laws of California and the United States, it is our opinion that the Federal income tax consequences will be as follows:

  (1) The merger of TBOC with and into VWB, with VWB surviving, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. TBOC and VWB will each be a "party to a reorganization" within the meaning of Section 368(b).

  (2) TBOC will recognize no gain or loss on the transfer of all of its assets to VWB in constructive exchange for VWB common stock and the assumption by VWB of the liabilities of TBOC (Sections 361(a), 357(a) and 357(c) of the Code).

  (3) No gain or loss will be recognized by VWB upon the acquisition by VWB of all of the assets of TBOC in constructive exchange for VWB common stock and the assumption of Auburn's liabilities by VWB (Section 1032(a) of the Code).

  (4) The basis of the assets of TBOC acquired by VWB will be the same in the hands of VWB as the basis of such assets in the hands of TBOC immediately prior to the exchange (Section 362(b) of the Code).

  (5) The holding period of the property acquired by VWB from TBOC will, in each case, include the holding period of such property in the hands of TBOC immediately prior to the reorganization (Section 1223(2) of the Code).

  (6) ValliCorp will recognize no gain or loss upon the constructive exchange of TBOC common stock solely for VWB common stock (Section 354(a)(1) of the Code).

June 17, 1996
The Board of Directors
Page 16


  (7) VWB will succeed to and take into account those tax attributes of TBOC described in Section 381(c) of the Code, pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations. These items will be taken into account by VWB subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and Regulations thereunder.

  (8) As provided by Section 381(c) of the Code and Section 1.381(c)(2)-1 of the Regulations, VWB will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of TBOC as of the date of transfer. Any deficit in the earnings and profits of TBOC or VWB will be used only to offset the earnings and profits accumulated after the date of transfer.

  (9) The basis of the VWB common stock in ValliCorp will be increased by the basis of the TBOC stock in the hands of Auburn immediately prior to the exchange (Section 358 of the Code).

  (10) The holding period of the VWB stock constructively received by ValliCorp in the transaction will include the period in which the TBOC stock was held by Auburn provided the TBOC stock was held as a capital asset on the date of the exchange (Section 1223(1) of the Code).

  CALIFORNIA TAX CONSEQUENCES

  The following opinion is rendered with respect to the California state franchise tax consequences to ValliCorp, Auburn, VWB and TBOC upon the
  Mergers: pursuant to the California Revenue and Taxation Code, California has conformed to the Federal statutes cited above; accordingly, the Mergers, as described above, will result in the same tax consequences under California state law as under Federal law.

  SCOPE OF OPINION

  Our opinion is based solely upon:

  i.      The representations, information, documents, and facts
          ("representations") referred to in this letter; any variation or differences in the facts or representation may adversely affect our opinion and make it inapplicable;

  ii. Our assumption (without independent verification or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

  iii. Our assumption (without independent verification or review) that there will be timely execution and delivery of, and performance as required by the representations and documents;

  iv. Our assumption (without independent verification or review) that all documents pertaining to the proposed transaction and provided for our review are accurate, true and authentic;

June 17, 1996
The Board of Directors
Page 17


  Our opinion is based upon the law, regulations, cases, rulings and other tax authorities in effect as of the date of this letter. If there are any significant changes of the foregoing tax authorities (for which we shall have no responsibility to advise you), it may result in our opinion being rendered invalid or necessitating, upon your request, a reconsideration of the opinion.

  Our opinion is limited to the specific federal income tax and California franchise tax consequences of the transactions as stated in opinions (1) through (13) on the Auburn Merger and (1) through (10) on the Bank Merger. We have not considered the consequences to the parties involved of any tax other than the federal income and California franchise tax.

  While this opinion letter represents our considered judgment as to the proper tax treatment to the parties concerned, it is not binding on the IRS or the courts and should not be considered a guarantee that the IRS or the courts will concur with our opinion.

  This opinion letter is solely for your information, for the information of your shareholders, for the information of the Auburn shareholders and inclusion in Form S-4 as filed with the Securities and Exchange Commission with regard to the transaction described herein. Other than the uses indicated in the preceding sentence, our opinion may not be relied upon, distributed, or disclosed by anyone without prior written consent of Deloitte & Touche llp.

  Sincerely,



/s/ Deloitte & Touche LLP

                                                           EXHIBIT A



                            CHART OF CORPORATIONS
                          IN VALLICORP HOLDINGS, INC.
                              CONSOLIDATED RETURN


                              -------------------

                                   VALLICORP
                                 HOLDINGS, INC.

                              -------------------

                                           100%

                              -------------------

                                   VALLIWIDE
                                     BANK

                              -------------------

                     100%                           100%

           -------------------                   ------------------

            CALIFORNIA VALLEY                         COMMERCE
             SECURITIES CORP.                     SECURITIES CORP.

           -------------------                   ------------------